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                                   EXHIBIT 14
                          [McM CORPORATION LETTERHEAD]

                                  July 23, 1998

To Our Shareholders:

         We are pleased to inform you that on July 16, 1998, McM Corporation ("McM") entered into an Offer and Rights Agreement (the "Agreement") with IAT Reinsurance Syndicate Ltd. ("IAT"), and IAT has commenced today a tender offer for up to 35% of the outstanding shares of McM common stock for $3.65 per share in cash (the "Offer"). Following the completion of the Offer, upon the terms and subject to conditions of the Agreement, each share tendered will be exchanged for $3.65 in cash. IAT has also entered into an agreement with the McMillen Trust, majority shareholder of McM, to purchase 14% of the outstanding shares of McM. Upon consummation of the Offer, IAT could own up to 49% of McM's outstanding shares.

         YOUR BOARD OF DIRECTORS HAS UNANIMOUSLY APPROVED THE OFFER, HAS DETERMINED THAT THE OFFER IS FAIR TO, AND IN THE BEST INTERESTS OF, THE SHAREHOLDERS OF MCM AND RECOMMENDS THAT SHAREHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES PURSUANT TO THE OFFER.

         In arriving at its decision, your Board of Directors gave careful consideration to a number of factors described in the enclosed Schedule 14D-9 that is being filed today with the Securities and Exchange Commission, including, among other things, the opinion of PaineWebber, Incorporated, McM's financial advisor, to the effect that, as of the date of such opinion, the price offered to the holders of the shares being sold is fair from a financial point of view. The enclosed Schedule 14D-9 describes the Board's decision and contains other important information relating to that decision. We urge you to read it carefully.

         Accompanying this letter, in addition to the Schedule 14D-9, is the Offer to Purchase, together with related materials including a Letter of Transmittal for use in tendering shares. These documents set forth the terms and conditions of the Offer and provide instructions as to how you can tender your shares. We urge you to read the enclosed materials carefully and consider all the factors set forth therein before making your decision with respect to the Offer.

                                         Sincerely yours,

                                         /s/ George E. King
                                         ---------------------------------------
                                         George E. King
                                         Chairman and Chief Executive Officer

                                         /s/ Stephen L. Stephano
                                         ---------------------------------------
                                         Stephen L. Stephano
                                         President and Chief Operating Officer